EXHIBIT 4.6


                           THIRD AMENDMENT TO THE
                 SEARS 401(k) PROFIT SHARING TRUST AGREEMENT


	This Third Amendment (the "Amendment") dated as of March 31, 1999 by and between Sears, Roebuck and Co., a New York corporation (the "Company"), and State Street Bank and Trust Company, a Massachusetts trust company (the "Trustee"), amends the Sears 401 (k) Profit Sharing Trust Agreement (as amended and restated as of January 1, 1998) between the Company and the Trustee (the "Trust Agreement").

	WHEREAS, the amendment to the Trust Agreement dated as of December 1, 1998, a copy of which is attached hereto (the "December Amendment"), was erroneously identified as the "First Amendment to the Sears 401(k) Profit Sharing Trust Agreement" when in fact the Company and the Trustee had executed a prior First Amendment to the Sears 401 (k) Profit Sharing Plan on June 26, 1998, with an effective date of January 1, 1998;

	WHEREAS, the Company and the Trustee desire to clarify that the December Amendment is the second amendment to the Trust Agreement; and

	WHEREAS, the Company and the Trustee also desire to amend subsection 4.5(m) of the Trust Agreement to authorize the Trustee to sell Common Stock in private sales to the Company;

	NOW, THEREFORE, the Company and the Trustee hereby agree as follows:

1) The December Amendment is hereby renamed "Second Amendment to the Sears 401(k) Profit Sharing Trust Agreement" and the word "First" in the first sentence of the December Amendment is hereby deleted and replaced with the word "Second".

2) Subsection 4.5 (m) of the Trust Agreement is hereby deleted and replaced in its entirety by the following:

   "(m) At the direction of an Investment Manager, and otherwise to the extent permitted by Section 6.1, to purchase or sell Common Stock in the open market or by private purchase from any source, including a private purchase from the Company of treasury stock or newly-issued shares, or private sale to the Company, provided that (i) any such purchase which is from a party-in-interest (as defined in Section 3(14) of ERISA) or a disqualified person (as defined in Section 4975 of the Code) shall be without payment of any commissions and for an amount which is no greater than adequate consideration for such Common Stock (as defined in Section 3(18) of ERISA), and (ii) any such sale which is to a party-in-interest or disqualified person shall be without the payment of any commissions and for an amount which is no less than adequate consideration for such Common Stock. The Company and the Trustee shall establish such rules and procedures regarding such purchases and sales as are required to meet applicable laws."

3) In all other respects, the Trust Agreement shall remain in full force and effect and shall continue unaffected by this Amendment.

	IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first above written.

                                    SEARS, ROEBUCK AND CO.


                                By:/s/ JOHN T. SLOAN
	                               John T. Sloan
	                               Senior Vice President,
	                               Human Resources


                              STATE STREET BANK AND TRUST COMPANY


                                    By:/s/JOHN SCOTT FEELY
                                  Name:   John Scott Feely
                                 Title:   Vice President